Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENVIRONMENTAL INFRASTRUCTURE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	32-0294481
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Environmental Infrastructure Holdings Corp.
2011 Employee and Consultant Stock Compensation Plan
(Full title of the plan)

Michael D. Parrish, Chief Executive Officer
Four Tower Bridge
200 Barr Harbor Drive, Suite 400
West Conshohocken, PA 19428
(Name and address of agent for service)

(866) 629-7646
(Telephone number, including area code, of agent for service)

Copies to:

Nathan D. Simmons, Esq.
Simmons Legal Services, LLC
2710 South Algonquian Street, Suite 107
Aurora, Colorado 80016
(303) 818-1573

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value	20,000,000 Shares((1)	$0.030	$600,000.00	$69.66

(1)  Pursuant to Rule 416(a), this registration statement shall be deemed to cover an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the plans.

(2) Pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended, the registration fee is calculated on the basis of the average of the closing bid and ask prices for the Common Stock as reported on the NASD Over-the-Counter Bulletin Board at the close of trading on May 2 of $0.03.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information

Effective May 3, Environmental Infrastructure Holdings Corp. (the “Company”) adopted its 2011 Employee and Consultant Stock Compensation Plan (the “Plan”). The number of shares of common stock of the Company that are available for issuance under the Plan are 20,000,000 shares of the Company’s Common Stock, $0.0001 par value, consisting of 10,000,000 shares allocated to employees and directors and 10,000,000 shares allocated to advisors and/or consultants,. This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission (the “Commission”) for the purposes of registering the 20,000,000 shares of the Company’s Common Stock issuable under the Plan.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.     Registrant Information and Employee Plan Annual Information

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement and incorporated by reference in the Section 10(a) prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Written request should be made to Investor Relations of Environmental Infrastructure Holdings Corp. at Four Tower Bridge, 200 Barr Harbor Drive, Suite 400, West Conshohocken, PA 19428.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (“Exchange Act”) are hereby incorporated by reference in this Registration Statement:

1.       The Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2010, filed on May 4, 2011.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

No applicable

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Article V, Section 5.01, of the Company’s Amended and Restated Bylaws, state as follows:

The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal or modification of this Section 5.01 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Article Tenth of the Company's Certificate of Incorporation states as follows:

To the fullest extent permitted by the Delaware General Corporation Law a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant or its stockholders for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law for transactions from which the director derived any improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. See paragraph C. of Item 9 below.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1	Environmental Infrastructure Holdings Corp. 2011 Employee and Consultant Stock Compensation Plan
5.1	Opinion of Simmons Legal Services, LLC
23.1	Consent of Michael T. Studer, CPA, P.C., Independent Auditor
23.2	Consent of Simmons Legal Services, LLC (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this registration statement)

Item 9. Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the West Conshohocken, Pennsylvania on this 4th day of May 2011.

ENVIRONMENTAL INFRASTRUCTURE HOLDINGS CORP.

By:	/s/ Michael D. Parrish
Michael D. Parrish
Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Environmental Infrastructure Holdings Corp., hereby constitute and appoint Michael D. Parrish and Kurt M. Given, and each of them, with full power to act without the other and with full power of substitution and re-substitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. Parrish	Chairman of the Board, President	May 4, 2011
Michael D. Parrish	and Chief Executive Officer (Principal Executive and Accounting Officer)

/s/ Kurt M. Given	Treasurer and Director	May 4, 2011
Kurt M Given

/s/ James K. Weber	Director	May 4, 2011
James K. Weber

EXHIBIT INDEX

4.1	Environmental Infrastructure Holdings Corp. 2011 Employee and Consultant Stock Compensation Plan
5.1	Opinion of Simmons Legal Services, LLC
23.1	Consent of Michael T. Studer, CPA, P.C., Independent Auditor
23.2	Consent of Simmons Legal Services, LLC (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this registration statement)